Exhibit 99.1

SeaStar Medical Reports 2022 Financial Results and Provides a Business Update

DENVER (March 30, 2023) – SeaStar Medical Holding Corporation (Nasdaq: ICU) (“SeaStar Medical” or the “Company”), a medical device company developing proprietary solutions to reduce the consequences of hyperinflammation on vital organs, provides a business update and reports financial results for the year ended December 31, 2022.

“We are focusing on executing near-term milestones that will advance our business,” said Eric Schlorff, SeaStar Medical CEO. “Our immediate efforts are aimed at raising awareness with the medical community of our cell-directed extracorporeal therapy’s potential for playing a life-saving role for critically ill patients, working with regulators to bring products to market, and ensuring we have the systems and processes in place to serve market needs.”

BUSINESS UPDATE

SeaStar Medical provides the following updates on its clinical programs with its patented, first-in-class Selective Cytopheretic Device (SCD), a cell-directed extracorporeal therapy, in patients with acute kidney injury (AKI):

Adult Acute Kidney Injury

The Company is focused on activating the first wave of U.S. medical sites in the pivotal NEUTRALIZE-AKI (NEUTRophil and Monocyte DeActivation via SeLective CytopheretIc Device - a RandomiZEd Clinical Trial in Acute Kidney Injury) clinical trial to evaluate the safety and effectiveness of the SCD in critically ill adults with AKI in the intensive care unit (ICU) receiving continuous kidney replacement therapy (CKRT). Approximately 6 million cases of adult AKI are diagnosed annually in the U.S, of which approximately 200,000 require CKRT.

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In 2022 the SCD received FDA Breakthrough Device Designation for adult use. This designation is awarded to a therapy to treat a serious or life-threatening condition with preliminary clinical evidence indicating it may demonstrate substantial improvement on clinically significant endpoints over available therapies. Breakthrough therapies receive many benefits, including a commitment by the FDA to expedite development and review.

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The NEUTRALIZE-AKI trial is expected to enroll up to 200 patients at up to 30 U.S. medical centers. The trial’s primary endpoint is a composite of 90-day mortality or dialysis dependency of patients treated with SCD in addition to CKRT as the standard of care, compared with the control group receiving only CKRT standard of care. Secondary endpoints include mortality at 28 days, ICU-free days in the first 28 days, major adverse kidney events at Day 90 and dialysis dependency at one year. The study will also include subgroup analyses to explore the effectiveness of SCD therapy in AKI patients with sepsis and acute respiratory distress syndrome.

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The trial is expected to require 18 months to complete and report topline results. Based on this timeline, we expect to file a Premarket Approval application for this indication in the third quarter of 2024, with anticipated FDA approval in the first half of 2025 and commercial launch in the second half of 2025.

Pediatric Acute Kidney Injury

We anticipate our first U.S. regulatory approval for the SCD will be for pediatric patients with AKI being treated in the ICU with CKRT. About a quarter of pediatric AKI patients who enter the ICU stay there twice as long as pediatric patients without AKI, and about half of those die. Many of those who survive suffer with long-term chronic diseases.

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In June 2022 we submitted an Humanitarian Device Exemption (HDE) application to the FDA, having met the criteria with clinical results showing safety and probable clinical benefit to critically ill children with AKI who have few treatment options. A non-controlled pivotal study funded by the FDA Office of Orphan Products Development showed that those treated with the SCD had no reported adverse events, a 50% reduction in mortality rate and no dialysis required at Day 60. The U.S. addressable population of about 4,000 pediatric patients is within the 8,000-patient HDE criteria.

•	We continue active discussions with the FDA regarding the HDE application and remain hopeful for a near-term determination.

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We have a license and distribution agreement with Nuwellis for the pediatric AKI indication, with an initial commercial focus on the top 50 U.S. hospitals that treat pediatric AKI patients. Nuwellis’ salesforce has established relationships with nephrologists and intensive care physicians who are trained in pediatric extracorporeal therapy. This agreement allows us to focus on additional clinical applications with the SCD without the expense of hiring and training a commercial team.

SeaStar Medical will continue to explore the application of our SCD technology across a broad range of organs in indications where proinflammatory activated neutrophils and monocytes may contribute to disease progression or severity, in both acute and chronic indications.

2022 Financial Results

The Company reported cash of $47,000 as of December 31, 2022, compared with $510,000 as of December 31, 2021. At the closing of the merger agreement in October 2022, the Company entered into forward purchase agreements of shares and warrants with the potential to generate up to $10 million in proceeds, depending on the market price of shares. The Company also entered into a $100 million equity line of credit. In March 2023 SeaStar Medical closed a $3.3 million first tranche of a $9.8 million private placement convertible debt offering.

Research and development (R&D) expenses for 2022 and 2021 were unchanged at $2.8 million. General and administrative (G&A) expenses for 2022 were $6.6 million, compared with $1.7 million for 2021, with the increase driven by an increase in payroll expense of $1.9 million, commitment fees for equity line of credit of $2.5 million, an increase in legal fees of $0.2 million, and an increase in insurance of $0.3 million.

Origination cost of forward contracts for 2022 was $2.2 million and was related to agreements entered into by LMF Acquisition Opportunities, Inc. (LMAO), which merged with the Company in October 2022, and SeaStar Medical with certain investors to purchase shares of SeaStar Medical Class A Common Stock from holders other than LMAO or its affiliates. There was no comparable cost in 2021.

Other expense for 2022 was $11.4 million, compared with $0.2 million for 2021, with the increase primarily resulting from a loss in change in fair value of forward option of $10.2 million, a loss in change in fair value of convertible notes derivative liability of $0.6 million, and an increase in interest expense of $0.4 million.

The net loss for 2022 was $23.0 million, or $2.80 per share, compared with a net loss for 2021 of $4.6 million, or $0.63 per share. The increase in net loss for 2022 primarily resulted from increases in G&A expenses of $4.9 million, increases in R&D expenses of $0.1 million, origination cost of forward contracts of $2.2 million, and increases in other expense of $11.2 million.

About Hyperinflammation and the Selective Cytopheretic Device (SCD)

SeaStar Medical has identified a clear, urgent, unmet clinical need for technology that addresses hyperinflammation, the overproduction or overactivity of inflammatory cells that can lead to damage of vital organs. It occurs when the body overproduces inflammatory effector cells and other molecules that can be toxic, damaging to vital organs and result in multi-organ failure and even death. This is known as the cytokine storm. Current treatment options have shown limited efficacy in managing a cytokine storm with many simply treating symptoms instead of stopping the inflammatory effector cells that cause the cytokine storm.

The Selective Cytopheretic Device, or SCD, is a first-in-class, cell-directed extracorporeal therapy. Unlike pathogen removal and other blood-purification tools, the SCD selectively targets the most highly activated proinflammatory neutrophils and monocytes. The Company has observed that these most highly activated immune cells are turned off in a low calcium environment. The SCD is integrated into existing hemodialysis equipment that is widely available in ICUs across the U.S. It requires less than 15 minutes for physicians or hospital staff to attach. The SCD therapy mimics nature by creating a unique micro-environment, attracting these highly activated effector cells and neutralizing them in a low calcium setting, with these cells then returned into the body through the blood, and the body is signaled to focus on repair.

Clinical Results with the SCD in AKI

SCD therapy has produced favorable clinical results in critically ill adults and children with AKI in the ICU being treated with CKRT, today’s standard of care. The SCD has reduced mortality rates by up to 50% in four non-COVID clinical trials in which adult and pediatric AKI patients had on average three organ failures and with a significant number of patients also being septic. A similar reduction in mortality was observed in a study of 22 COVID-19 patients with AKI and/or acute respiratory distress syndrome.

About SeaStar Medical

SeaStar Medical is a medical technology company that is redefining how extracorporeal therapies may reduce the consequences of excessive inflammation on vital organs. SeaStar Medical’s novel technologies rely on science and innovation to provide life-saving solutions to critically ill patients. The Company is developing and commercializing cell-directed extracorporeal therapies that target the effector cells that drive systemic inflammation, causing direct tissue damage and secreting a range of pro-inflammatory cytokines that initiate and propagate imbalanced immune responses. For more information visit www.seastarmedical.com or visit us on LinkedIn or Twitter.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1955. These forward-looking statements include, without limitation, SeaStar Medical’s expectations with respect to the timing of regulatory approval of its products, the expected timing on enrollment, generation of study results, submission of PMA and other corporate milestones, the ability of SCD to treat patients with AKI, and the potential benefits of SCD to treat other diseases. Words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside SeaStar Medical’s control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results include, but are not limited to: (i) the inability to recognize the anticipated benefits of the business combination with LMAO, which may be affected by, among other things, competition and the ability of the post-combination company to grow and manage growth profitability and retain its key employees, (ii) future capital requirements and sources and uses of cash, (iii) the ability to obtain funding or raise capital for its operations and future growth, (iv) the ability to maintain the listing of its securities on Nasdaq, (v) any delays or challenges in obtaining FDA approval of the Company’s SCD product candidates, (vi) the risk of downturns and the possibility of rapid change in the highly competitive industry in which SeaStar Medical operates, (vii) the risk that SeaStar Medical and its current and future collaborators are unable to successfully develop and commercialize its products or services, or experience significant delays in doing so, including failure to achieve approval of its products by applicable federal and state regulators, (viii) the risk that SeaStar Medical may never achieve or sustain profitability; (ix) the risk that SeaStar Medical may need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (x) the risk that third-parties suppliers and manufacturers are not able to fully and timely meet their obligations, (xi) the risk of product liability or regulatory lawsuits or proceedings relating to SeaStar Medical’s products and services, (xii) the risk that SeaStar Medical is unable to secure or protect its intellectual property, and (xiii) other risks and uncertainties indicated in SeaStar Medical’s Annual Report, including those under “Risk Factors” therein, and other filings that have been made or will be made with the SEC. Readers are cautioned not to put undue reliance on forward-looking statements, and SeaStar Medical assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Media

PSC Consulting

Patty Caballero

(973) 348-5055

patty@pscconsulting.net

Investors

LHA Investor Relations

Jody Cain

(310) 691-7100

Jcain@lhai.com

Financial Tables to Follow

SeaStar Medical Holding Corporation

Consolidated Balance Sheets

As of December 31, 2022 and 2021

(in thousands, except for share and per-share amounts)

	2022	2021
ASSETS
Current assets
Cash	$47	$510
Other receivables	12	58
Prepaid expenses	2,977	33

Total current assets	3,036	601

Forward option-prepaid forward contracts, net	1,729	—
Other assets	2	2

Total assets	$4,767	$603

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$1,927	$85
Accrued expenses	2,245	186
Notes payable	1,178	—
Convertible notes - related party, net of discount	—	2,378
Convertible notes derivative liability	—	471

Total current liabilities	5,350	3,120

Notes Payable	7,652	—
Government loans	—	63
Convertible notes - related party, net of discount, net of current portion	—	181
Convertible notes derivative liability, net of current portion	—	55

Total liabilities	13,002	3,419

Commitments and contingencies (see Note 13)
Stockholders’ deficit (1)
Class A common stock - $0.0001 par value per share; 100,000,000 shares authorized; 12,699,668 and 7,238,767 shares issued and outstanding at December 31, 2022 and 2021, respectively	1	1
Additional paid-in capital	91,089	73,495
Accumulated deficit	(99,325)	(76,312)

Total stockholders’ deficit (1)	(8,235)	(2,816)

Total liabilities, convertible preferred stock and stockholders’ deficit	$4,767	$603

SeaStar Medical Holding Corporation

Consolidated Statements of Operations

For the Years Ended December 31, 2022 and 2021

(in thousands, except for share and per-share amounts)

	2022	2021
Operating expenses
Research and development	$2,819	$2,766
General and administrative	6,600	1,683
Origination cost of prepaid forward contracts	2,190	—

Total operating expenses	11,609	4,449

Loss from operations	(11,609)	(4,449)
Other income (expense), net
Interest expense	(630)	(212)
Other income	—	91
Change in fair value of convertible notes derivative liability	(602)	(27)
Change in fair value of forward option-prepaid forward contracts	(10,170)	—
Loss on sale of recycled shares	(1)	—

Total other expense, net	(11,403)	(148)

Loss before income tax provision (benefit)	(23,012)	(4,597)
Income tax provision (benefit)	1	(1)

Net loss	$(23,013)	$(4,596)

Net loss per share of common stock, basic and diluted	$(2.80)	$(0.63)

Weighted-average shares outstanding, basic and diluted (1)	8,211,256	7,238,767

(1)	Retroactively restated to give effect to the reverse recapitalization

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